Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Supernova Partners Acquisition Company II, Ltd. (the Company) on Form S-4 Amendment No. 2 of our report dated February 10, 2021, except for the second paragraph of Note 7 as to which the date is March 3, 2021 which includes an explanatory paragraph as to the Company’s ability as a going concern, with respect to our audit of the financial statements of Supernova Partners Acquisition Company II, Ltd. as of December 31, 2020 and for the period from December 22, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 13, 2022